Exhibit 10.1

PURCHASE AND SALE AGREEMENT

WITH

ESCROW INSTRUCTIONS

By and Between

SYNAPTICS INCORPORATED,

a Delaware corporation, as Seller

and

S B C & D CO., INC.,

a California corporation, dba South Bay Development Company, as Buyer dated as of November 24, 2021

PURCHASE AND SALE AGREEMENT

WITH

ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT WITH ESCROW INSTRUCTIONS (this “Agreement”) is made as November 24, 2021 (the “Effective Date”), by and between SYNAPTICS INCORPORATED, a Delaware corporation (“Seller”), and S B C & D CO., INC., a California corporation, dba South Bay Development Company (“Buyer”).

R E C I T A L S

A.    Seller is the owner of the Property (as defined in Section 2 below); and

B.    Subject to the satisfaction of the conditions precedent set forth in this Agreement, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Property, upon the terms and conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and as contemplated by the recitals hereinabove (which recitals are incorporated into this Agreement by this reference and made a part hereof), Seller and Buyer agree as follows:

1.    Fundamental Information. The following table contains certain fundamental information (the “Fundamental Information”) with respect to the transaction contemplated by this Agreement. Capitalized terms which are used in this Agreement but which are not otherwise defined in this Agreement shall have the meaning given to them in this table.

Defined Term/Parameter	Definition	Relevant Section Reference(s)
Effective Date:	November 24, 2021	Preamble

Seller:	Synaptics Incorporated, a Delaware corporation	Preamble

Buyer:	S B C & D Co., Inc., a California corporation, dba South Bay Development Company	Preamble

Real Property:	That certain real property located 1109-1251 McKay Drive and 1140-1150 Ringwood Court, in the City of San Jose, State of California, and more particularly described on Exhibit A attached to this Agreement and made a part hereof.

Leaseback Lease:	That certain lease to be entered into on the Closing Date by and between Seller, as tenant, and Buyer, as landlord, with respect to the buildings located at 1109-1151 McKay Drive, San Jose California, and the parcel of land upon which such buildings are located (the “1109/1151 Parcel”.

Excluded Property	(i) Any and all personal property which is used by Seller in the ordinary course of conducting its business at the Property, including equipment thereon which can be removed without significant damage to the premises, shall be excluded from the sale of the Property, (ii) the Confidential Information (as defined in Section 5.1(d) below), and (iii) any Seller legal or operations manuals and any marketing information containing a logo of Seller or Seller’s affiliates and any other proprietary or confidential materials of Seller or Seller’s affiliates.	Sec. 2

Purchase Price:	$58,000,000 (Fifty-Eight Million Dollars)	Sec. 3.1

Initial Deposit:	$500,000 (Five Hundred Thousand Dollars)	Sec. 3.2

Additional Deposit:	$500,000 (Five Hundred Thousand Dollars)	Sec. 3.3

Initial Deposit Deadline:	5:00 pm Pacific time on November 29, 2021	Sec. 3.2

Additional Deposit Deadline:	5:00 pm Pacific time on January 15, 2022	Sec. 3.3

Title Objection Deadline:	5:00 pm Pacific time on December 31, 2021	Sec. 4.2(a)

Seller’s Title Response Deadline:	5:00 pm Pacific time on January 7, 2022	Sec. 4.2(a)

Due Diligence Expiration Date:	January 14, 2022	Sec. 5.1

Closing Date:	February 8, 2022	Sec. 10

Title Company:	First America Title Company 333 W. Santa Clara Street, Suite 220 San Jose, CA 95113

Escrow Agent:	First America Title Company 333 W. Santa Clara Street, Suite 220 San Jose, CA 95113

Broker:	Kidder Matthews	Sec. 12

Seller’s Knowledge Party:	Michael Brooker	Sec. 8.1

Survival Period:	Nine (9) months after the Closing Date	Sec. 8.2

Minimum Claim:	$50,000	Sec. 8.2

Maximum Liability:	$1,250,000	Sec. 8.2

Materiality Threshold	$1,000,000	Sec. 15.10(a)

Post-Closing Reconciliation Deadline	Ninety (90) days after the Closing	Sec. 11.5

Notice Addresses:

Seller:

Synaptics Incorporated

1251 McKay Drive

San Jose, CA 95131

Attention: General Counsel

Email: John.McFarland@synaptics.com and legal@synaptics.com

With copies to:

O’Melveny & Myers LLP

400 S. Hope Street, Suite 1800

Los Angeles, CA 90071-2899

Attn: Michael Hamilton and Ben Lang

Email: mhamilton@omm.com, blang@omm.com

Buyer:

South Bay Development Company

475 Alberto Way, Suite 150

Los Gatos, CA 95032

Attn: Mark Regoli

Email: mregoli@southbay.us

With a copy to:

Berliner Cohen LLP

10 Almaden Blvd., 11th Floor

San Jose, CA 95113

Attention: Samuel L. Farb

Email: Sam.Farb@berliner.com

Title Company:

First America Title Company
333 W. Santa Clara Street, Suite 220
San Jose, CA 95113

Attn: Rosi McCaskill

Email: rmccaskill@firstam.com

Escrow Agent:

First America Title Company
1737 North First Street, #100
San Jose, CA 95112

Attn: Teresa Woest

Email: twoest@firstam.com

Sec. 13

Seller’s Closing Costs:

1. All Santa Clara County transfer taxes in connection with the conveyance of the Property to Buyer.

2. One half (1/2) of all City of San Jose transfer taxes (including Measure E taxes) in connection with the conveyance of the Property to Buyer.

3. All escrow fees

4. The costs and expenses of its own legal counsel.

Other closing costs (other than Buyer’s Closing Costs) to be allocated in accordance with the custom in Santa Clara County.

Sec. 10

Buyer’s Closing Costs:

1. One half (1/2) of all City of San Jose transfer taxes (including Measure E taxes) in connection with the conveyance of the Property to Buyer.

2. All fees and expenses related to the recordation of any documents which are to be recorded pursuant hereto.

3. The costs and expenses for any new or updated Survey.

4. The title insurance premiums attributable to the Property, including the costs for any extended coverage under an ALTA owner’s title insurance policy and the costs of any endorsements thereto.

5. All costs relating to Buyer’s acquisition of the Property.

6. All costs relating to Buyer’s financing of the Property.

7. The costs and expenses of its own legal counsel.

Any other closing costs not expressly allocated to Buyer or Seller herein shall be allocated in accordance with the custom in Santa Clara County.

Sec. 10

Expense Cap	$100,000	Sec. 14.1

List of Exhibits and Schedules:

Exhibit A:    Legal Description of the Real Property

Exhibit B:    Form of Grant Deed

Exhibit C:    Form of General Assignment

Exhibit D:    Omitted.

Exhibit E:    Form of FIRPTA Affidavit

Exhibit F:    Form of Leaseback Lease

Exhibit G:    Insurance Requirements

Exhibit H:    Due Diligence Materials

Exhibit I:    Form of Memorandum of Lease and Parking Rights

Exhibit J:    Form of License Agreement

2.    Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, subject to the terms and provisions of this Agreement, Seller’s right, title and interest in and to the following:

2.1    the Real Property;

2.2    any and all rights, privileges and easements appurtenant to the Real Property, including, without limitation, Seller’s interest in any minerals, oil, gas and other hydrocarbon substances on and under the Real Property, development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property, and land, if any, lying in the bed of any street, road or avenue, open or proposed, at the foot of, adjoining or below the Real Property and in and to any strips and gores adjoining the Real Property (collectively, the “Appurtenances”);

2.3    all improvements and fixtures located on the Real Property, including all buildings (including, without limitation, mezzanine structures) located on the Real Property, and all apparatus, installed equipment and appliances owned by Seller and located on or in and used exclusively in connection with the ownership, operation or occupancy of the Real Property (collectively, the “Improvements”); and

2.4    to the extent assignable, any intangible personal property used exclusively in the ownership, use, operation or maintenance of the Real Property or Improvements, including without limitation: Seller’s assignable interest in all permits, licenses, governmental approvals and other entitlements relating to the Real Property or Improvements, Seller’s assignable interest in all plans, specifications and drawings, and any assignable warranty, indemnity and guaranty rights, claims, and rights under utility contracts or other agreements, each as they relate to the ownership, use or operation of the Real Property or Improvements (collectively, the “Intangible Property”).

The items referred to in Sections 2.1, 2.2, 2.3, and 2.4 above are collectively referred to as the “Property.”

Notwithstanding the above, the Property shall not include, and Seller shall have no obligation to convey or assign, the Excluded Property.

3.    Purchase Price and Deposit; Defeasance.

3.1    Price. The total purchase price to be paid by Buyer to Seller for the Property shall be the Purchase Price.

3.2    Initial Deposit. On or before the Initial Deposit Deadline, Buyer shall deposit the Initial Deposit with the Escrow Agent. Except as expressly set forth herein, the Initial Deposit shall be non-refundable to Buyer if Buyer delivers its Notice to Proceed (as defined in Section 5.1(h) below) to Seller prior to the expiration of the Due Diligence Expiration Date as provided in Section 5.1(h) below.

3.3    Additional Deposit. Provided that Buyer has delivered its Notice to Proceed to Seller prior to the Due Diligence Expiration Date, Buyer shall deposit the Additional Deposit with the Escrow Agent no later than the Additional Deposit Deadline.

3.4    Maintenance of Deposit. The Escrow Agent shall cause the Initial Deposit and the Additional Deposit to be placed in an insured, interest-bearing account acceptable to Buyer and Seller (the “Deposit Escrow”) within one (1) business day following receipt of the same. Any interest earned on the funds in the Deposit Escrow shall be retained therein and added thereto (and the term “Deposit” as used herein shall mean the Initial Deposit, the Additional Deposit and all interest earned thereon).

3.5    [Intentionally omitted.]

3.6    Failure to Deliver Deposit. If Buyer fails to deposit the Deposit with the Escrow Agent strictly as and when contemplated herein, Seller shall have the right to terminate this Agreement by delivering written notice thereof to Buyer.

3.7    Balance. Buyer shall deposit the balance of the Purchase Price, together with Buyer’s share of closing costs and prorations, in immediately available funds, with the Escrow Agent on or prior to 10:00 a.m. Pacific time on the Closing Date.

3.8    Independent Consideration. The Deposit includes, in part, the amount of One Hundred Dollars ($100.00) (the “Independent Contract Consideration”), which amount Seller and Buyer hereby acknowledge and agree has been bargained for and agreed to as consideration for Buyer’s absolute right to terminate this Agreement, for Buyer’s exclusive right to inspect and purchase the Property pursuant to this Agreement, for Seller’s removal of the Property from the market and for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for herein and is non-refundable in all events but shall be applicable to the Purchase Price.

4.    Title and Survey.

4.1    Obtaining and Delivery of Survey and Preliminary Title Report.

(a)    Survey. Seller shall, as soon as reasonably possible after the Effective Date, provide to Buyer a copy of the latest survey in its possession, if any, that includes the Real Property and Improvements. Buyer may, at Buyer’s sole cost and expense, obtain an updated survey with respect to the Real Property and Improvements (the “Survey”). If Buyer obtains a Survey, it shall deliver a copy of the same, without representation or warranty, to the Title Company and Seller.

(b)    Preliminary Title Report. Prior to the Effective Date, Buyer has requested that Title Company deliver to Buyer (with a copy to Seller) a preliminary title report prepared for the Real Property issued by the Title Company, together with copies of all recorded documents listed as title exceptions therein (collectively, the “PTR”).

4.2    Review and Approval of Survey and PTR.

(a)    Notice of Objection; Disapproved Exceptions; Permitted Exceptions. On or before the Title Objection Deadline, Buyer shall notify Seller in writing (the “Notice of Objection”) of those items, if any, disclosed in the PTR and/or Survey that are not acceptable to Buyer. Any item to which Buyer objects in the Notice of Objection shall be a “Disapproved Exception.” Any matters affecting or exceptions to title to, or showing on the Survey of, the Real Property and Improvements, and not disapproved in writing within the period specified above, shall be deemed to be approved by Buyer and each shall constitute a “Permitted Exception” hereunder. On or prior to Seller’s Title Response Deadline, Seller shall notify Buyer in writing that either (i) it shall take such actions as may be reasonably necessary to eliminate (or otherwise resolve to Buyer’s satisfaction) one or more of the Disapproved Exceptions; or (ii) it shall not take any actions with respect to any or all of the Disapproved Exceptions (“Seller’s Response to Title Objections”). If Seller elects to proceed in accordance with subsection (i) above with respect to a Disapproved Exception, then at Closing (as defined in Section 10 below), title to the Real Property shall either be as described in the PTR and/or depicted in the Survey but free of the subject Disapproved Exception(s), or Buyer shall, as its sole right and remedy, either (1) waive the unsatisfied objections and close, or (2) terminate this Agreement. If Seller elects (or is deemed to have elected as provided below) to proceed in accordance with subsection (ii) above with respect to any Disapproved Exception, then Buyer shall have until the Due Diligence Expiration Date to either elect to proceed pursuant to the terms of this Agreement notwithstanding its objection, or terminate this Agreement, and if Buyer does not elect to terminate then Buyer shall be deemed to have elected to proceed and any Disapproved Exception for which Seller elected (or is deemed to have elected) to proceed under subsection (ii) above shall constitute a Permitted Exception. If Seller fails to respond to the Notice of Objection within the period provided above following Seller’s receipt of the Notice of Objection with respect to any or all of the Disapproved Exceptions, then Seller shall be deemed to have elected to proceed in accordance with subsection (ii) above with respect to such Disapproved Exceptions.

Seller shall have no obligation to remove or cure any title matters objected to by Buyer, except that Seller agrees to remove from the condition of title of the Real Property at Close of Escrow (without the necessity of Buyer delivering any notice disapproving such matters), at no cost to Buyer, all deeds of trust and/or mortgages affecting the Real Property, all mechanics’ and/or materialmen liens, if any, arising out of work contracted for, by or on behalf of Seller, all judgment liens and all other monetary liens, other than any monetary liens relating to Buyer’s inspections of the Property or otherwise caused by Buyer (and other than non-delinquent real property taxes and assessments) encumbering the Property, or applicable portion thereof (the “Unpermitted Exceptions”). Upon any election by Buyer made in accordance with this Section 4.2(a) to terminate this Agreement, then the Escrow Agent shall return the Deposit (less the Independent Contract Consideration) to Buyer, and neither party shall have any further obligations under this Agreement (except those provisions hereof which are expressly stated to survive termination). Further, notwithstanding anything to the contrary contained herein, all of the following shall also constitute “Permitted Exceptions” (regardless of whether Buyer disapproves of them): (A) real estate taxes and assessments, bond or special district assessments, water and/or meter charges, sewer taxes, charges or rents, in each case not yet due and payable; (B) liens, encumbrances or other matters made, created or caused by or on behalf of Buyer, including, without limitation, liens arising as a result of any act or omission of Buyer or its agents, contractors or representatives; (C) zoning and other land use restrictions and ordinances; (D) printed exceptions and exclusions set forth in the Title Company’s standard form policy of title insurance; (E) any other matters which are approved by Buyer prior to the Closing Date; and (F) the Leaseback Lease.

(b)    PTR Updates. If any update to the PTR discloses exceptions or matters other than the Permitted Exceptions, then, within five (5) days after its receipt of such update (but no later than the Closing Date), Buyer may notify Seller of any such exceptions or matters to which it objects. Any such exceptions or matters not timely objected to by Buyer, except for Unpermitted Exceptions, shall become “Permitted Exceptions.” If Buyer objects to any such exceptions or matters, Seller shall have until Closing to cause the removal of such exceptions or matters (which removal may be by way of waiver or endorsement by the Title Company). If Seller fails to cause the removal of any such exceptions or matters as aforesaid, Buyer shall have the option, as its sole and exclusive remedy, to either (a) waive the unsatisfied objections and close, or (b) terminate this Agreement, in which event the Escrow Agent shall return the Deposit (less the Independent Contract Consideration) to Buyer, and neither party shall have any further obligations under this Agreement (except those provisions hereof which are expressly stated to survive termination). If Buyer does not elect to terminate this Agreement, Buyer shall consummate the Closing and accept title to the Real Property subject to all such exceptions and matters (in which event, all such exceptions and matters shall be deemed Permitted Exceptions except for any Unpermitted Exceptions).

(c)    PTR and Survey Notices. Notices under this Section 4 may be delivered by email provided that the subject line thereof is entitled “Notice of Objection” or “Seller’s Response to Title Objections”, as the case may be.

5.    Due Diligence.

5.1    Due Diligence Period; Restrictions; Termination Right. This Section 5 shall not apply with respect to review and approval of any matters involving the PTR or Survey, it being agreed that the process for review and approval of such matters shall be governed by Section 4 hereinabove.

(a)    Due Diligence Period. Subject to the rights of any tenant under any lease or other occupancy agreement at the Property, during the period from the Effective Date until the Due Diligence Expiration Date (the “Due Diligence Period”) and thereafter until Closing, Buyer and its agents, employees, consultants, representatives, contractors, engineers and subcontractors (collectively, “Buyer’s Representatives”) shall be provided with reasonable access to the Property for the sole and limited purpose of conducting site inspections, surveys, walk-throughs and certain non-invasive environmental assessments in connection with Buyer’s proposed purchase of the Property (the “Due Diligence Activities”), subject to the terms and conditions of this Section 5.1. All Due Diligence Activities shall be undertaken at Buyer’s sole cost and expense.

(b)    Due Diligence Restrictions. Notwithstanding the foregoing, Buyer and Buyer’s Representatives shall (i) not unreasonably disturb or interfere with the operation, management or use of the Property by Seller, Seller’s affiliates, and each of their respective members, partners, officers, directors, trustees, parents, subsidiaries, shareholders, managers, beneficiaries, employees and agents or the tenants, invitees and guests at the Property, (ii) not drill or bore on or through the surface of the Real Property or Improvements, or conduct any other invasive investigation, including, without limitation, conducting a “Phase II” environmental assessment, without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion, and (iii) comply with all applicable laws, rules and regulations. Any environmental analysis of the Property involving any sampling of materials collected from or at the Property shall be subject to prior approval by Seller, which approval may be granted or withheld in Seller’s sole discretion. Buyer shall deliver by e-mail to the Seller any request for entry on the Property no less than two (2) business days prior to entry, which request shall include the identity of the company or party who will perform the inspections, tests or investigations and the proposed scope of the inspections, tests or investigations. Buyer shall afford Seller an opportunity to have a representative of Seller present to accompany the party undertaking such inspections, tests or investigations. After making any tests, inspections or investigations, Buyer shall promptly restore the Property as required in Section 5.1(f) below. Prior to Buyer or Buyer’s Representatives entering the Property to conduct any inspections, tests or investigations, Buyer shall cause each of its contractors and agents to maintain (and shall deliver to Seller evidence thereof), at no cost or expense to Seller, the insurance policies listed on Exhibit G attached hereto and incorporated herein. If this Agreement terminates prior to the Closing hereunder for any reason other than a default by Seller hereunder, then, upon Seller’s request made by Seller to Buyer not later than ninety (90) days following the termination of this Agreement, Buyer shall promptly deliver to Seller, without representation or warranty, copies of all non-proprietary, third-party reports, studies and results of tests, inspections and investigations obtained or conducted by Buyer or Buyer’s Representatives with respect to the Property (which obligation shall survive any termination of this Agreement and shall not be subject to the limitations on remedies of Seller set forth in Section 14.2).

(c)    Secure Work Areas. In connection with its Due Diligence Activities, Buyer shall (and shall cause Buyer’s Representatives to) use commercially reasonable efforts to properly secure all work areas to prevent harm to Seller, Seller’s tenants, employees, agents and invitees. Buyer shall (and shall cause Buyer’s Representatives to) use commercially reasonable efforts to keep any equipment used or brought onto the Property under its complete control at all times, and said equipment shall be used on the Property at the sole risk of Buyer. Neither Buyer nor Buyer’s Representatives may store equipment on the Property when not conducting Due Diligence Activities.

(d)    Minimum Disturbance. Buyer shall (and shall cause Buyer’s Representatives to) perform all Due Diligence Activities in a commercially reasonable manner and in cooperation with Seller, Seller’s customers, employees, agents and invitees in a manner reasonably likely to avoid accident, damage or harm to persons or Property and unreasonable delay to or interference with the operations or businesses of such parties. Buyer shall (and shall cause Buyer’s Representatives to) conduct the Due Diligence Activities in a manner and at times that is intended to minimize any impairment of access or traffic by the aforementioned parties, or other inconvenience or disturbance to the operations or businesses of such parties, in each case to the extent reasonably possible.

(e)    Compliance with Laws; Permits. Buyer shall (and shall cause Buyer’s Representatives to) conduct all Due Diligence Activities in compliance in all material respects with all applicable federal, state and local laws (including, without limitation, environmental laws) and in compliance with any applicable professional or industry standards. Buyer, at its sole cost and expense, shall be responsible for obtaining any and all permits and approvals from any governmental authority which may be necessary for it to conduct any Due Diligence Activities at the Property.

(f)    Restoration. After conducting any invasive Due Diligence Activities, Buyer shall (and shall cause Buyer’s Representatives to) promptly restore the Property to substantially its condition prior to such Due Diligence Activities, to the extent any changes resulted therefrom. Such restoration shall include, without limitation: (a) returning any excavations to substantially the original grade and condition; (b) removing all of Buyer’s equipment from the Property; (c) backfilling with concrete any boreholes drilled through asphalt; (d) filling and leveling all ditches, ruts and depressions, if any, caused by the Due Diligence Activities; and (e) removing all debris resulting therefrom. To the extent that Buyer fails to restore any or all of the affected portions of the Property to substantially the same condition as prior to the commencement of the Due Diligence Activities (to the extent changes resulted from Buyer’s Due Diligence Activities), after written notice from Seller and a reasonable opportunity to complete such restoration, Buyer shall reimburse Seller for any reasonable costs actually incurred by Seller to do so.    This Section shall survive any termination of this Agreement and shall not be subject to the limitations on remedies of Seller set forth in Section 14.2.

(g)    No Liens. Buyer will not permit any mechanics’, materialmen’s or other similar liens or claims to stand against the Property for labor or material furnished in connection with any Due Diligence Activities performed by Buyer under this Agreement. Upon reasonable and timely written notice of any such lien or claim delivered to Buyer by Seller, Buyer may bond and contest the validity and the amount of such lien, but Buyer (a) will promptly pay any judgment rendered; (b) will promptly pay all proper costs and charges arising from the Due Diligence Activities and any disputes relating thereto; and (c) will have the lien or claim released at its sole expense. This Section shall survive any termination of this Agreement and shall not be subject to the limitations on remedies of Seller set forth in Section 14.2.

(h)    Due Diligence Termination Right. Buyer shall have the right to terminate this Agreement by delivering written notice of termination to Seller at any time prior to 5:00 p.m. (Pacific time) on the Due Diligence Expiration Date if for any reason Buyer is not satisfied with its tests, inspections or investigations of the Property or for any other reason or for no reason at all. If Buyer decides in its sole and absolute discretion to proceed with the purchase and sale transaction described herein beyond the Due Diligence Expiration Date, Buyer shall deliver to Seller prior to 5:00 p.m. (Pacific time) on the Due Diligence Expiration Date a written notice electing to proceed with such transaction (the “Notice to Proceed”). If Buyer delivers its written notice of termination to Seller prior to 5:00 p.m. (Pacific Time) on the Due Diligence Expiration Date or fails to deliver its written Notice to Proceed to Seller prior to 5:00 p.m. (Pacific time) on the Due Diligence Expiration Date, this Agreement shall be deemed cancelled and of no further force or effect (except those provisions hereof which are expressly stated to survive termination) and the Escrow Agent shall return the Deposit less the Independent Contract Consideration to Buyer. If Buyer delivers its Notice to Proceed to Seller prior to 5:00 p.m. (Pacific time) on the Due Diligence Expiration Date, then Buyer shall be deemed to have waived such termination right set forth in this Section 5.1(h) and to have affirmatively and expressly approved and accepted, subject to the terms and conditions of this Agreement, the Property and all conditions, elements and matters pertinent thereto including, without limitation, soil conditions or any other matter which was or could have been inspected or examined by Buyer prior to the Due Diligence Expiration Date.

(i)    Property Documents. Seller agrees to provide Buyer with copies of the due diligence materials listed on Exhibit H attached hereto (which copies may be provided via a website). Notwithstanding anything set forth in this Agreement, Seller shall not be required to furnish, collect or provide access to (1) documents or materials that relate to leases, agreements, or other arrangements that have become obsolete or irrelevant to the current ownership and operation of the Property due to expiration, termination, substitution or more current information becoming available; (2) appraisals or economic evaluations of the Property, proprietary, confidential or privileged materials regarding the Property, forward-looking budgets, reports or memoranda prepared solely for internal use or for the information of the investors in, or parties related to, Seller; or (3) materials produced or prepared in connection with lawsuits or proceedings that have been dismissed (the items in clauses (1), (2) and (3) being collectively referred to as the “Confidential Information”). Seller shall also not be required to furnish, collect or provide access to documents or materials that relate to the Excluded Property. Except as otherwise expressly set forth in this Agreement, Seller makes no representation or warranty, either express or implied, and shall have no liability with respect to the accuracy or completeness of the information, data or conclusions contained in the information provided to Buyer.

(j)    Contacts with Third Parties. Buyer shall obtain Seller’s prior approval (which shall not be unreasonably withheld, conditioned or delayed) of any contact made by Buyer, its employees, agents, representatives, contractors or consultants with a third party with a contractual relationship with Seller with respect to the Property, as well as any governmental authority or adjacent property owner (“Third Parties”). Buyer shall afford Seller or its representative(s) an opportunity to be present at any such interview or meeting with such Third Parties (including a meeting or interview conducted by phone). Buyer shall not be obligated to obtain Seller’s prior approval to contact governmental authorities (a) to determine the zoning and land use restrictions applicable to any of the Property, or (b) for background information necessary to obtain Phase I environmental reports. Further, Buyer or Buyer’s representatives may make contact (other than inadvertent contact that does not involve substantive conversations) with any tenant or other occupant of the Property, only after giving Seller not less than three (3) business days’ prior written notice and obtaining Seller’s approval, which notice shall include the identity of the company or persons who will perform any tenant interview or contact, and Seller or its representative(s) shall be afforded an opportunity to be present at any such interview or meeting with any tenant or occupants (including a meeting or interview conducted by phone). Buyer shall copy Seller on all correspondence with any tenant, occupant and any other Third Parties. Buyer shall not enter into any agreement or commitment that purports to be binding on the Property or its owner until after the Closing.

5.2    Indemnity. Buyer shall keep the Property free from all liens, and shall indemnify, defend, and hold harmless Seller and Seller’s members, managers, partners, officers, directors and shareholders, as the case may be, and each of their respective members, managers, partners, officers, directors, shareholders, agents, employees and attorneys, and their respective successors and assigns (collectively, the “Seller Parties”), from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, attorney’s fees and costs) incurred, suffered by, or claimed against the Seller Parties, or any of them, by reason of any damages to the Property or injury to persons, in each case to the extent caused by any entry or activities upon the Property by Buyer and/or its agents, employees, representatives, contractors or consultants, or arising out of or resulting from Buyer’s due diligence investigation of the Property, including the inspections described under this Section 5. The foregoing indemnity, defense and hold harmless obligations of Buyer do not apply to (a) any loss, liability, cost or expense to the extent arising from or related to the negligence or willful misconduct of

Seller or any of its agents, employees, affiliates, officers, directors, contractors, subcontractors, consultants or other representatives, (b) other than to the extent caused by negligence or willful misconduct of Buyer or its agents, any diminution in value of the Property, or any part thereof, or any other loss, liability, cost or expense to the extent arising from or relating to the discovery of any pre-existing condition on the Property by Buyer during its investigation of the Property, or (c) other than to the extent caused by negligence or willful misconduct of Buyer or its agents, the spread or release of any Hazardous Materials which are determined to have been present at the Property prior to Buyer’s investigations and which were merely discovered on or under the Property by Buyer or any of its agents, employees, affiliates, contractors, subcontractors, materialmen and other representatives. The provisions of this Section 5.2 shall survive the Closing or any termination of this Agreement and shall not be subject to the limitations on remedies of Seller set forth in Section 14.2.

6.    “AS-IS” SALE; RELEASE.     EXCEPT TO THE EXTENT OF ANY REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH HEREIN AND/OR IN THE DEED (AS DEFINED BELOW), BUYER SHALL ACQUIRE THE PROPERTY AT CLOSING, IF APPLICABLE, IN AN “AS-IS, WHERE-IS” CONDITION, SOLELY IN RELIANCE ON BUYER’S OWN INVESTIGATION, ANALYSIS AND INSPECTION OF THE PROPERTY, WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, BY SELLER, ITS AGENTS, BROKERS, CONSULTANTS, COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, OR TRUSTEES OR ANY OTHER SELLER PARTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY (EXCEPT FOR ANY WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND/OR IN THE DEED) WITH RESPECT TO THE CONDITION OF THE PROPERTY, ITS SUITABILITY FOR BUYER’S INTENDED USE, ITS COMPLIANCE WITH ANY ZONING OR OTHER RULES, REGULATIONS, LAWS OR STATUTES APPLICABLE TO THE PROPERTY, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY. BUYER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXCLUDED FROM THE TRANSACTION CONTEMPLATED HEREBY, AS ARE ANY WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. EXCEPT FOR THE LIMITED REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND/OR IN THE DEED, BUYER ACKNOWLEDGES AND AGREES THAT NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY INITIALING BUYER HEREBY ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY, OR THE TRANSACTION CONTEMPLATED HEREIN, OR REGARDING THE ZONING, CONSTRUCTION, PHYSICAL CONDITION OR OTHER STATUS OF THE PROPERTY, AND NO REPRESENTATION, WARRANTY, AGREEMENT, STATEMENT, GUARANTY OR PROMISE, IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER WHICH IS NOT EXPRESSLY CONTAINED HEREIN AND/OR IN THE DEED SHALL BE VALID OR BINDING UPON SELLER. THE PROVISIONS OF THIS SECTION 6 SHALL SURVIVE CLOSING.

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EFFECTIVE AS OF THE CLOSING, BUYER HEREBY RELEASES AND WAIVES ANY AND ALL CLAIMS (EXCEPTING THEREFROM, IF THE CLOSING OCCURS, THE EXCLUDED CLAIMS AS DEFINED BELOW) WHICH THE BUYER HAS OR MAY HAVE AGAINST SELLER WITH RESPECT TO THE CONDITION OF THE PROPERTY, ITS SUITABILITY FOR BUYER’S INTENDED USE, ITS COMPLIANCE WITH ANY ZONING OR OTHER RULES, REGULATIONS, LAWS OR STATUTES APPLICABLE TO THE PROPERTY, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY. BUYER ACKNOWLEDGES TO SELLER THAT BUYER IS BEING GIVEN THE OPPORTUNITY UNDER THIS AGREEMENT TO FULLY INSPECT AND INVESTIGATE THE PROPERTY AND BUYER ASSUMES THE RISKS OF ALL DEFECTS AND CONDITIONS, INCLUDING SUCH DEFECTS AND CONDITIONS, IF ANY, THAT CANNOT BE OBSERVED BY CASUAL INSPECTION. IN CONNECTION WITH SUCH WAIVER AND RELINQUISHMENT, BUYER ACKNOWLEDGES THAT IT IS AWARE THAT IT OR ITS ATTORNEYS, ACCOUNTANTS OR OTHER CONSULTANTS MAY HEREAFTER DISCOVER FACTS IN ADDITION TO OR DIFFERENT FROM THOSE WHICH IT NOW KNOWS OR BELIEVES TO EXIST WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, BUT THAT IT IS BUYER’S INTENTION HEREBY TO SETTLE AND RELEASE, EFFECTIVE AS OF THE CLOSING, ALL OF THE CLAIMS, DISPUTES, AND DIFFERENCES, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, WHICH NOW EXIST OR MAY EXIST HEREAFTER (EXCEPTING THEREFROM EXCLUDED CLAIMS) BETWEEN BUYER AND SELLER WITH REGARD TO THE PROPERTY. THIS AGREEMENT SHALL BE AND REMAIN IN EFFECT AS A FULL AND COMPLETE RELEASE EFFECTIVE AS OF THE CLOSING (EXCEPT WITH RESPECT TO THE EXCLUDED CLAIMS REFERRED TO BELOW) NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY SUCH ADDITIONAL OR DIFFERENT FACTS. THE PRECEDING TO THE CONTRARY NOTWITHSTANDING, SELLER AND BUYER EACH HEREBY AGREE THAT THE WAIVER AND RELEASE OF CLAIMS REFERRED TO ABOVE SHALL NOT BE APPLICABLE TO ANY CLAIMS, DAMAGES, LIABILITIES, INJURIES, ACTIONS, CAUSES OF ACTION, DEMANDS, JUDGMENTS, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES OR COSTS OF SUIT) TO THE EXTENT ARISING FROM OR RELATED TO (I) ANY BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT OR IN THE DEED, SUBJECT TO THE TERMS AND CONDITIONS OF SECTION 8.2, (II) ANY BREACH BY SELLER OF ANY COVENANT(S) OR AGREEMENT(S) SET FORTH IN THIS AGREEMENT, TO THE EXTENT SUCH COVENANT(S) OR AGREEMENT(S) SURVIVES THE CLOSING HEREUNDER, (III) THIRD-PARTY CLAIMS RELATED TO ANY EVENT OR CONDITION OCCURRING PRIOR TO THE CLOSING (UNLESS SUCH EVENT OF CONDITION WAS DIRECTLY OR INDIRECTLY CAUSED BY BUYER OR ANY OF ITS AGENTS, EMPLOYEES, AFFILIATES, CONTRACTORS, CONSULTANTS OR OTHER REPRESENTATIVES), AND/OR (IV) FRAUD COMMITTED BY SELLER (COLLECTIVELY, THE “EXCLUDED CLAIMS”).

IN CONNECTION WITH THE MATTERS RELEASED IN THIS SECTION 6 ABOVE, BUYER EXPRESSLY WAIVES, EFFECTIVE AS OF THE CLOSING, THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY

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The foregoing release shall survive the Closing.

7.    Conditions to Closing.

7.1    Seller’s Conditions Precedent. The following shall be conditions precedent to Seller’s obligation herein to convey the Property to Buyer (“Seller’s Conditions Precedent”):

(a)    As of the Closing Date, Buyer’s representations and warranties contained herein shall be true and correct in all material respects and Buyer shall not be in default of any obligation herein;

(b)    Buyer shall have executed and delivered to the Escrow Agent at least one (1) business day prior to the Closing Date, the following:

(i)    a General Assignment accepting and assuming Seller’s right, title and interest in and to any Intangible Property to Buyer in the form attached hereto as Exhibit C and made a part hereof (the “General Assignment”);

(ii)    Intentionally Omitted;

(iii)    a Lease by and between Seller, as tenant, and Buyer, as Landlord with respect to the buildings located at 1109 and 1151 McKay Drive, in the form attached hereto as Exhibit F (the “Leaseback Lease”);

(iv)    a Memorandum of Lease and Parking Rights, by and between Seller, as tenant, and Buyer, as Landlord, with respect to the Leaseback Lease and the parking rights granted to Seller, as tenant thereunder, in the form attached hereto as Exhibit I (the “Memo of Lease”);

(v)    the License Agreement (as defined in Section 15.8 below);

(vi)    the Settlement Statement (as defined in Section 9.5 below); and

(vii)    any other documents reasonably requested of it by the Escrow Agent, Title Company and/or Seller.

(c)    Buyer shall have delivered to the Escrow Agent, on or prior to 10:00 a.m. (Pacific time) on the day of Closing for disbursement as directed hereunder, all cash and/or other consideration and/or other immediately available funds due from Buyer in accordance with this Agreement, including without limitation the Purchase Price, all as set forth in the Settlement Statement.

The conditions set forth in this Section 7.1 are solely for the benefit of Seller and may be waived only by Seller. Seller shall, at all times prior to the termination of this Agreement, have the right to waive in writing any of such conditions.

7.2    Buyer’s Conditions Precedent. The following shall be conditions precedent to Buyer’s obligation herein to purchase the Property from Seller (“Buyer’s Conditions Precedent”):

(a)    As of the Closing Date, Seller’s representations and warranties contained herein shall be true and correct in all material respects and Seller shall not be in default of any obligation herein;

(b)    As of the Closing Date, the Title Company shall stand ready, willing and able to issue to Buyer a standard coverage Owner’s Policy of Title Insurance with liability in the full amount of the Purchase Price, insuring Buyer’s interest in the Real Property subject only to the Permitted Exceptions (as defined in Section 4), dated as of the Closing Date (provided, however, Buyer may request the Title Company to issue to Buyer an extended coverage Owner’s Policy of Title Insurance, but the issuance of such extended coverage shall not be a condition precedent to Buyer’s obligation to purchase the Property and Buyer shall pay the additional premium for the extended coverage);

(c)    Seller shall have executed and delivered to the Escrow Agent at least one (1) business day prior to the Closing Date, the following:

(i)    A Grant Deed for the Real Property in the form attached hereto as Exhibit B and made a part hereof (the “Deed”), duly acknowledged;

(ii)    the General Assignment;

(iii)    Intentionally Omitted;

(iv)    the Settlement Statement;

(v)    the Leaseback Lease;

(vi)    the Memo of Lease;

(vii)    the License Agreement;

(viii)    an affidavit certifying that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, substantially in the form attached hereto as Exhibit E (“FIRPTA Affidavit”);

(ix)    California Form 593;

(x)    A customary Owner’s Affidavit sufficient to allow the Title Company to insure Buyer’s title to the Real Property at Closing free and clear of mechanic’s liens and rights of parties in possession (except for Seller, as tenant, under the Leaseback Lease); and

(xi)    any other documents reasonably required of it by the Escrow Agent or the Title Company.

Buyer and Seller hereby agree that the Deed, the Memo of Lease and any deed of trust to be executed by Buyer in favor of a lender (a “Buyer Deed of Trust”), will be recorded in the following order: (1) Deed, (2) Memo of Lease and (3) Buyer Deed of Trust.

(d)    Prior to the Closing Date, the County of Santa Clara shall have inspected the premises previously occupied by the SPT Tenant (as defined in Section 8.1(g)) and shall approved in writing the restoration work performed by the SPT Tenant (and Seller shall have provided to Buyer with written evidence of the same). If, as of the Closing Date, the County of Santa Clara shall not have completed such inspection and approved in writing the restoration work performed by the SPT Tenant, Seller and Buyer shall enter into a lease with respect to such premises (the “Temporary Lease”). The Temporary Lease shall provide that Buyer shall pay monthly rent of $0.93 per square foot on the 28,032 square feet previously occupied by the SPT Tenant, and that such Temporary Lease shall terminate on the earlier of (i) the date that Buyer provides Seller with a notice of termination with respect to the Temporary Lease, or (ii) the date that the County of Santa Clara shall have inspected the premises previously occupied by the SPT Tenant and shall approved in writing the restoration work performed by SPT Tenant.

The conditions set forth in this Section 7.2 are solely for the benefit of Buyer and may be waived only by Buyer. Buyer shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions.

8.    Representations and Warranties.

8.1    Seller’s Representations and Warranties.

(a)    Seller hereby represents and warrants to Buyer that Seller is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware; Seller has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; no consent is necessary from any party in order for Seller to enter into and perform this Agreement; the person signing this Agreement and any of the other documents on behalf of Seller has full power and authority to bind Seller; and when executed by Seller, this Agreement shall be binding and enforceable against Seller in accordance with its terms, and upon Seller’s execution of any other documents contemplated herein, they shall be binding and enforceable against Seller in accordance with their terms.

(b)    To Seller’s knowledge, Seller has not received any written notice from any city, county, state or other government authority stating that the Property is in material violation of the laws, rules or ordinances applicable to the Property, which violation has not been remedied, and to Seller’s knowledge there are no such uncured material violations.

(c)    To Seller’s knowledge, Seller has not received written notice of any actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, pending or threatened, against Seller or the Property, or any portion or portions thereof, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, including, without limitation, any condemnation or eminent domain proceeding, that would materially affect the ownership, development, use, value or operation of the Property, and to Seller’s knowledge there are no such actions, suits or proceedings.

(d)    Seller is not a “foreign person” which would subject Buyer to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(e)    Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Seller is and has always been in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”). Seller:

(i)is not listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)has not been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(iii)is not owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(f)    To Seller’s knowledge, except for any such matters which may have been previously cured by Seller and except as otherwise disclosed in any environmental reports obtained by Buyer, or delivered or made available to Buyer during the Due Diligence Period, (i) Seller has not received written notice from any governmental entity of any violation of any Environmental Laws related to the Property, or of the presence or release of Hazardous Materials on, in, under or from the Property, and (ii) there are no material violations of any Environmental Laws related to the Property. As used herein, the term “Environmental Laws” includes without limitation, all statutes, ordinances, orders, rules and regulations of all federal, state or local governmental agencies relating to the use, generation, manufacture, installation, release, discharge, storage or disposal of Hazardous Materials as they relate to the Property. As used herein, the term “Hazardous Materials” includes petroleum, petroleum products, asbestos, asbestos containing materials, polychlorinated biphenyls, radioactive materials, radon gas or any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances,” or words of similar import, under any Environmental Laws, including without limitation the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et seq.), the Superfund Amendments and Reauthorization Act, as amended (42 U.S.C. § 9601 et seq.), and the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.).

(g)    Other than the Leaseback Lease and the SPT Lease (as defined below), there are no leases, rental agreements or third-party occupancy agreements affecting the Real Property, or any portion thereof. Other than Seller pursuant to the Leaseback Lease and SPT Tenant pursuant to the SPT Lease, as of the Closing Date, no person or party will have the right to occupy any portion of the Real Property pursuant to any lease or license agreement to which Seller is a party. Seller has not granted to any other person a right or option to purchase the Property, and to Seller’s knowledge, no other parties have any such right or option to purchase the Property. As used herein the term “SPT Tenant” means SPT Microtechnologies, USA, Inc., a Delaware corporation, as successor to SPTS Technologies, Inc., a

California corporation, formerly known as SPP Process Technology Systems Inc., and the term “SPT Lease” means that certain Multi-Tenant Commercial / Industrial Lease (NNN) by and between the SPT Tenant and LBA Realty Fund II-WBP VII, Inc., an Arizona corporation (“Original Landlord”) as amended by (i) that certain First Amendment to Multi-Tenant Commercial / Industrial Lease (NNN) by and between SPT Tenant and Original Landlord, dated of January __, 2014, and effective as of December 31, 2013, and (ii) that certain First Amendment to Multi-Tenant Commercial / Industrial Lease (NNN) by and between SPT Tenant and Seller, dated of as November 8, 2016.

References to the “knowledge” of Seller or “Seller’s knowledge” shall mean and be strictly limited to the actual knowledge of Seller’s Knowledge Party in his capacity as an employee of Seller, without any duty of investigation or inquiry, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any affiliate of Seller, to any other property manager, or to any other officer, agent, manager, member, representative or employee of Seller or any affiliate thereof. There shall be no personal liability on the part of the Seller’s Knowledge Party arising out of any representations or warranties made herein. Seller shall notify Buyer in writing if, prior to Closing, Seller obtains actual knowledge of any information which would make any of Seller’s representations or warranties untrue or incorrect in any material respect as of the Effective Date or the Closing. If Seller gives such written notice, or if Buyer has knowledge or otherwise discovers information which renders (or if known to Seller, would render) any of Seller’s representations or warranties untrue or incorrect in any material respect as of the Effective Date or the Closing, the same shall not constitute a breach or default by Seller, but in such event, Buyer shall elect, by giving written notice to Seller within five (5) business days after receipt of such notice or discovery of such information, either (i) to terminate this Agreement, in which event this Agreement shall be deemed terminated and a nullity and of no further force and effect, and notwithstanding any provision of this Agreement to the contrary, neither party hereto shall thereafter have any rights, duties, liabilities, or obligations whatsoever under this Agreement, other than for those provisions that expressly survive termination, the Deposit shall be promptly returned to Buyer, and Seller shall reimburse Buyer for its out-of-pocket expenses incurred in connection with the transaction contemplated herein, in an amount not to exceed the Expense Cap, or (ii) to proceed with the Closing subject to all other terms and conditions of this Agreement. If Buyer fails to give notice of its election to terminate this Agreement pursuant to clause (i) above, Buyer shall be deemed to have elected to proceed with the Closing in accordance with clause (ii) above. If the Closing Date is within the aforesaid five (5) business day period, then the Closing Date shall be extended to the next business day following the end of such five (5) business day period. If Buyer elects (or is deemed to have elected) to proceed with the Closing in accordance with clause (ii) above, such representation or warranty shall automatically be deemed conformed to the information contained in such notice or discovered by Buyer prior to the Closing, as the case may be. If Buyer acquires the Property with knowledge of an untrue or incorrect representation or warranty, then upon the Closing, Buyer shall be deemed to have fully and unconditionally waived and released any and all claims, actions and causes of action whatsoever with respect to such untrue or incorrect representation or warranty. The provisions of this Section shall survive Closing or any termination of this Agreement.

8.2    Survival. The representations and warranties made in Section 8.1 shall survive the Closing for the Survival Period. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate to an amount in excess of the Minimum Claim, in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration the Survival Period and an action shall have been commenced by Buyer against Seller not later than thirty (30) days after the expiration of the Survival Period provided for above in this Section 8.2. In no event shall Seller’s aggregate liability to Buyer for all claims of breach of any representation or warranty of Seller in this Agreement exceed the Maximum Liability plus attorneys’ fees to the extent provided in Section 15.3 below; it being agreed, however, that the Maximum Liability shall not apply to any liability of Seller for any fraud committed by Seller.

8.3    Buyer’s Representations and Warranties.

(a)    Buyer hereby represents and warrants to Seller that Buyer is duly formed, validly existing and in good standing under the laws of its state of formation; Buyer has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; no consent is necessary from any party in order for Buyer to enter into and perform this Agreement; the person signing this Agreement and any of the other documents on behalf of Buyer has full power and authority to bind Buyer; and when executed by Buyer, this Agreement shall be binding and enforceable against Buyer in accordance with its terms, and upon Buyer’s execution of any other documents contemplated herein, they shall be binding and enforceable against Buyer in accordance with their terms.

(b)    Buyer is in compliance with the requirements of the Orders and the Patriot Act. Buyer:

(i)    is not listed on the Lists;

(ii)    has not been determined by competent authority to be subject to the prohibitions contained in the Orders; and

(iii)    is not directly owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity that has been determined by competent authority to be subject to the prohibitions contained in the Orders.

9.    Escrow Instructions.

9.1    Delivery of Agreement to Escrow Agent. Within one (1) business day after complete execution of this Agreement by Buyer and Seller, a fully executed copy of this Agreement shall be delivered by Seller to the Escrow Agent, and this Agreement shall, thereupon, constitute escrow instructions of Buyer and Seller to open an escrow (“Escrow”) for the consummation of the sale of the Property to Buyer pursuant to the terms of this Agreement. Upon Escrow Agent’s written acceptance of a copy of this Agreement signed by both Buyer and Seller, Escrow Agent is authorized to open Escrow and to act in accordance with the terms of this Agreement or as otherwise directed in a writing signed by Buyer and Seller or their legal counsel.

9.2    Delivery of Deposit. Within the periods provided under Section 3.2 and Section 3.3 hereinabove, Buyer shall deposit the Initial Deposit and the Additional Deposit with the Escrow Agent.

9.3    General Escrow Conditions; Conflicts. The Escrow Agent shall accept this escrow subject only to its standard conditions of acceptance of escrow, provided that the provisions of this Agreement shall govern in the event of conflict therewith.

9.4    Assembly of Documents from Executed Counterparts. Upon receipt from Buyer and/or Seller of any documents in connection herewith, the Escrow Agent shall detach from the documents delivered by Buyer, and reattach to the documents delivered by Seller, counterpart signature pages and acknowledgement pages of the Buyer, as necessary, to physically form one (1) document and shall be prepared to record such documents, as applicable, concurrently with the Closing and in accordance with any separate instructions Escrow Agent may receive from Seller and, to the extent consistent with Seller’s instructions, any separate instructions the Escrow Agent may receive from Buyer.

9.5    Settlement Statement. At least two (2) business days prior to the Closing Date, Escrow Agent shall prepare and deliver to Buyer and Seller a closing settlement statement showing the amounts required to be deposited by Buyer in connection herewith, and the then contemplated disbursements for such funds that shall occur on the Closing Date (the “Settlement Statement”).    Prior to the Closing and as a condition precedent thereto, Seller and Buyer shall have approved and executed the Settlement Statement. At least one (1) business day prior to the Closing Date, Buyer and Seller shall deposit in escrow all documents required pursuant to the terms of this Agreement and, on or prior to 10:00 a.m. (Pacific time) on the Closing Date, Buyer shall deposit in escrow all funds pursuant to the terms of this Agreement and in accordance with the approved Settlement Statement.

9.6    Recording of Documents and Delivery of Funds. Upon the Closing, the Escrow Agent shall cause the Deed to be filed for record in the county in which the Real Property is located (unless the Closing is based on a gap indemnity given by Seller to the Title Company, in which event the Deed shall be filed for record as soon as practicable following the Closing), and disburse to Seller the net amounts due to Seller pursuant to the Settlement Statement.

9.7    Reporting Requirements. The Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by the Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, the Escrow Agent shall file the Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

10.    Closing. The closing of the purchase and sale of the Property contemplated by this Agreement (the “Closing”) shall be consummated on such date as may be mutually agreed upon by Seller and Buyer, but in no event later than the Closing Date. For circumstances other than a default by Seller (which is governed by Section 14.1 below), if a Buyer’s Condition Precedent has not been satisfied or waived prior to the Closing Date, for any reason other than Buyer’s default, Buyer may, as its sole right and remedy, terminate this Agreement, in which case this Agreement shall be of no further force or effect and the Escrow Agent shall, and is hereby instructed to, return the Deposit (less the Independent Contract Consideration) to Buyer. For circumstances other than a default by Buyer (which is governed by Section 14.2 below), if a Seller’s Condition Precedent has not been satisfied or waived prior to the Closing Date, for any reason other than Seller’s default, Seller may terminate this Agreement, in which case this Agreement shall be of no further force or effect and the Escrow Agent shall, and is hereby instructed to, release the Deposit (less the Independent Contract Consideration) to Buyer. Closing shall take place at the offices of the Escrow Agent; provided that the closing documents may be sent to the Escrow Agent for receipt prior to the Closing Date, accompanied by Closing instructions for the Escrow Agent. At the Closing, Seller shall convey the Real Property to Buyer by delivery of the Deed and Buyer shall release the Purchase Price to Seller. Seller shall pay Seller’s Closing Costs and Buyer shall pay Buyer’s Closing Costs upon the Closing. All other closing costs shall be allocated between Seller and Buyer in accordance with the custom in Santa Clara County and paid by the parties upon the Closing.

11.    Closing Prorations and Credits.

11.1    Real Estate Taxes and Assessments. The Escrow Agent shall prorate any and all current real estate taxes and assessments for the Property as of the date of the filing of the Deed for record using as the basis for such proration the rate and valuation shown for the Property on the last available tax records or other separate tax or assessment invoices, which may include tax estimates from the applicable governmental authority (hereinafter referred to as the “Estimated Taxes”); provided, however, that such Estimated Taxes shall be provisional only and shall be properly adjusted by the parties hereto following the Closing in accordance with the amount of taxes shown on the tax bills or tax duplicates actually issued or prepared for the period in question once they are available after Closing. The proration of real estate taxes contemplated herein shall take into account Seller’s continuing obligation to pay real estate taxes on that portion of the Property that is the subject of the Leaseback Lease. In addition, if after the Closing there is an adjustment or reassessment by any governmental authority with respect to, or affecting, any ad valorem taxes for the Property for the year in which the Closing occurs or any prior year (whether in the nature of a “roll-back” tax or otherwise), any additional tax payment for the Property required to be paid with respect to the year in which the Closing occurs shall be prorated between Buyer and Seller, with Seller being responsible for any additional tax payment allocable to the period prior to Closing and any such additional tax payment for the Property with respect to any year prior to the year of the Closing and Buyer being responsible for any additional tax payment for the period attributable to the date of Closing and thereafter.

11.2    Post-Closing Reconciliation. Seller and Buyer hereby agree that if any of the prorations and credits described in this Section 11, or any other expenses related to the operation and maintenance of the Property, cannot be calculated accurately on the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date, but in no event later than the Post-Closing Reconciliation Deadline, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within ten (10) days thereafter.

11.3    Survival. The provisions of this Section 11 shall survive the Closing, subject to the limitations described above.

12.    Brokerage. Seller and Buyer each represent and warrant to the other that they have dealt with no other real estate brokers with respect to the transaction contemplated by this Agreement other than the Broker. Seller shall be responsible for paying any brokerage commission due to Broker, pursuant to a separate agreement at the Closing. No brokerage commission paid to a Broker shall be credited against, subtracted from or otherwise affect the Purchase Price paid by Buyer to Seller. Seller and Buyer each agree to indemnify, defend and hold the other harmless from and against any claim or liability, as well as court costs and legal fees, arising out of claims contrary to the foregoing representations and warranties by a party claiming to have dealt with the indemnifying party or any brokerage commission owed by the indemnifying party to Broker. Notwithstanding anything to the contrary contained herein, the mutual indemnities contained in this Section 12 shall survive Closing or any termination of this Agreement and shall not be subject to the limitations on remedies of Seller or Buyer set forth in Section 14.2.

13.    Notices. All notices provided for herein may be sent by Federal Express or other overnight courier service, personally delivered or mailed registered or certified mail, return receipt requested, or by e-mail. All notices shall be deemed given upon receipt or refusal of delivery. Notwithstanding the foregoing, in the event the sender of any such notice which is sent by e-mail receives a failure to deliver notice or any similar automatic response indicating that such notice may not have been received by the intended recipient, such notice shall not constitute a valid notice hereunder unless and until such notice is sent by another means permitted hereunder and such subsequent notice shall be deemed effective in accordance with the terms of this provision. The addresses to be used in connection with notices are those set forth in the Fundamental Information, or such other address as a party shall from time to time direct by notice given in accordance with this Section 13. Any notice required to be delivered or received by Buyer or Seller hereunder, may be delivered or received by its counsel in accordance with this Section 13, and any such notice so delivered or received by counsel for Buyer or Seller shall be sufficient to constitute, and may be relied on as, notice from or to Buyer or Seller, as applicable.

14.    Default.

14.1    Buyer’s Remedies For Seller’s Default. If, as of the Closing Date, (a) each of the Seller’s Conditions Precedent as set forth in this Agreement have been satisfied or waived by Seller, and (b) Seller fails or refuses to timely convey the Property to Buyer in accordance with the terms and conditions of this Agreement, except on account of a breach or default hereunder by Buyer (collectively a “Seller Default”), Buyer may elect one of the following remedies (and Buyer hereby waives any and all other rights and remedies against Seller): (i) terminate Buyer’s obligations under this Agreement by written notice to Seller and receive a full refund of the Deposit (less the Independent Contract Consideration) and receive reimbursement for its out of pocket expenses incurred in connection with the transaction, in an amount not to exceed the Expense Cap; or (ii) bring an action for specific performance of this Agreement, which action shall be brought, if at all, no later than sixty (60) days after the Closing Date. Buyer hereby waives its right to bring any action for damages (including without limitation, actual, consequential, special and punitive damages) if the Closing does not occur due to a Seller Default. The preceding to the contrary notwithstanding, if (u) each of the Seller’s Conditions Precedent as set forth in this Agreement have been satisfied or waived by Seller, (v) Seller fails or refuses to timely convey the Property to Buyer in accordance with the terms and conditions of this Agreement, (w) Buyer is not in default under this Agreement, (x) Buyer timely brings an action against Seller for specific performance, (y) specific performance is not an available remedy to Buyer because Seller has conveyed the Property to a third-party, and (z) Buyer has satisfied any conditions under applicable law that are prerequisites to the remedy of specific performance, then Buyer shall have the right to terminate this Agreement, receive a full refund of the Deposit (less the Independent Contract Consideration), receive reimbursement of its out-of-pocket expenses incurred in connection with the transaction without regard to any Expense Cap and may bring an action for its actual damages. Buyer’s election to proceed with the Closing with actual knowledge of a breach or default by Seller hereunder as of or prior to the Closing (including without limitation a breach of any representation or warranty of Seller herein) shall conclusively constitute Buyer’s waiver of any and all claims against Seller on account thereof.

14.2     Seller’s Remedies For Buyer’s Default. If, as of the Closing Date, (a) each of the Buyer’s Conditions Precedent as set forth in this Agreement have been satisfied or waived, and (b) Buyer fails or refuses to timely consummate the Closing in accordance with the terms and conditions of this Agreement, except on account of a breach or default hereunder by Seller, and such failure or refusal continues for five (5) business days following Buyer’s receipt of written notice of such failure or refusal from Seller, then Seller may elect to terminate Seller’s obligations under this Agreement by written notice to Buyer and keep the Deposit as liquidated damages and as Seller’s sole and exclusive remedy. The foregoing provision, however, shall not limit Seller’s remedies with respect to certain obligations of the Buyer which are stated to survive the termination of this Agreement and/or as provided in the last sentence of this Section 14.2. The parties hereby agree that the amount of the Deposit shall be and constitutes liquidated damages in the event of a breach or default by Buyer hereunder occurring following the date Buyer delivers its Notice to Proceed to Seller (if applicable) and prior to the Closing hereunder and which is not cured or remedied by Buyer within the five (5) business day cure period set forth above. Buyer and Seller acknowledge and agree that it is difficult or impossible to determine the actual damages Seller would suffer from Buyer’s breach hereof and that the agreed upon liquidated damages are not punitive or penalties and are just, fair and reasonable. THEREFORE, BY PLACING THEIR INITIALS

BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY, AT LAW OR IN EQUITY, AGAINST BUYER IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BY REASON OF A BREACH OR DEFAULT BY BUYER UNDER THIS AGREEMENT. SELLER HEREBY WAIVES THE REMEDY OF SPECIFIC PERFORMANCE WITH RESPECT TO ANY DEFAULT OR BREACH BY BUYER, AND AGREES THAT THE LIQUIDATED DAMAGES SET FORTH HEREIN SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF ANY UNCURED BREACH OR DEFAULT BY BUYER UNDER THIS AGREEMENT FOLLOWING THE DUE DILIGENCE EXPIRATION DATE. HOWEVER, NOTHING IN THIS SECTION SHALL LIMIT THE EFFECTIVENESS OF THE INDEMNIFICATION AND/OR RESTORATION OBLIGATIONS OF BUYER UNDER SECTIONS 5.1(f), 5.2, 12 and 15.15 AND OBLIGATIONS OF BUYER UNDER SECTION 15.17 OF THIS AGREEMENT OR LIMIT THE RECOVERY OF ANY ATTORNEYS’ FEES, WHICH MAY BE RECOVERED BY SELLER PURSUANT TO SECTION 15.3 BELOW IN EXCESS OF THE DEPOSIT AMOUNT.

Initials:	/s/ MR	/s/ DWB
	Buyer	Seller

14.2    Survival. The provisions of this Section 14 shall survive any termination of this Agreement.

15.    Miscellaneous.

15.1    Business Days. References herein to a “business day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions in the state in which the Real Property is located are authorized or obligated by law or executive order to be closed. If the last day for performance of any obligation or exercise of any right falls on a day other than a business day, then the last day for such performance or exercise of such right shall be extended to and expire on the next succeeding business day. With respect to any time period stated herein, such period shall commence on the first day following notice, where notice is applicable, and shall end on the last day of the stated period. For example, if Buyer is afforded 10 days to respond to a notice from Seller, then such 10-day period would commence on the first day following receipt of notice (as set forth in Section 13 above) and would end 10 days thereafter, inclusive of the 10th day.

15.2    Time. Time is of the essence in the performance of each party’s obligations hereunder.

15.3    Attorneys’ Fees. If any party shall bring an action or proceeding against the other party by reason of the breach or alleged violation of any term or obligation hereof, or for the enforcement or interpretation of any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to its reasonable costs and expenses of suit, including, but not limited to reasonable attorneys’ fees. The terms and conditions of this provision shall survive Closing and shall not be subject to any limitations under Section 14.2 herein.

15.4    No Waiver. Subject to the deemed approvals under this Agreement, no waiver by any party of the performance or satisfaction of any covenant or condition shall be valid unless in writing, nor shall it be considered to be a waiver by such party of any other covenant or condition hereunder.

15.5    Entire Agreement. This Agreement contains the entire agreement between the parties regarding the Property and supersedes all prior agreements, whether written or oral, between the parties regarding the same subject. This Agreement may only be modified by subsequent written agreement signed by the party to be charged.

15.6    Further Assurances. Before and after Closing, Buyer or Seller shall execute and deliver to the other party all such documents that such other party may reasonably require to effect, confirm or otherwise perfect the transfer of property and other covenants and agreements of the parties contemplated by this Agreement.

15.7    Successors. This Agreement shall bind and inure to the benefit of the parties hereto and to their respective successors and assigns; provided, however, that none of the rights or obligations of Buyer hereunder shall be transferred or assigned by Buyer without the prior written consent of Seller, which consent may be granted or withheld in Seller’s sole and absolute discretion. The preceding to the contrary notwithstanding, Buyer shall have the right to assign its rights under this Agreement and obligations hereunder accruing from and after the effective date of such assignment to a limited liability company comprised of (i) a limited liability company affiliated with Buyer and/or the principals of Buyer and (ii) a member providing capital. No permitted assignment or transfer by Buyer shall relieve Buyer from its obligations hereunder, it being understood that upon any assignment or transfer Buyer shall remain liable to Seller for the performance of the obligations of “Buyer” hereunder.

15.8    Possession. Seller shall deliver possession of the Property to Buyer on the Closing Date, subject only to the Permitted Exceptions. Prior to the Closing hereunder, Seller shall, at its sole cost and expense, remove from the buildings located at 1140-1150 Ringwood Court (the “Ringwood Buildings”), all personal property, including free-standing equipment, located in the Ringwood Buildings. At Closing, Buyer and Seller shall execute a License Agreement the form attached hereto as Exhibit J (the “License Agreement”), pursuant which Seller shall have the right, for a period of 30 days following the Closing, to have access to the Ringwood Buildings for the purposes of removing any personal property, including free-standing equipment, owned by Seller and located in the Ringwood Buildings.

15.9    Operation of Property.

(a)    Subject to the provisions of Section 15.10 hereof, from and after the Effective Date until Closing, Seller shall continue to operate and maintain the Property in substantially the same condition existing on the Effective Date, normal wear and tear, casualty and condemnation excepted.

(b)    Omitted.

(c)    Omitted.

(d)    All service contracts with the vendors identified on Schedule 15.9(d) attached hereto (the “Service Contracts”) shall be terminated by Seller on or before the Close of Escrow hereunder (except that Seller shall not be obligated to terminate on or before the Close of Escrow any Service Contracts that relate solely to Seller’s continued use and occupancy of the Premises, or applicable part thereof, described in the Leaseback Lease and if any Service Contracts pertain to such Premises, or applicable part thereof, and other portions of the Property, then, on or before the Close of Escrow, Seller shall cause such Service Contracts to be modified to apply only to the Premises described in the Leaseback Lease).

(e)    From and after the date of this Agreement, Seller shall continue to maintain its insurance covering the Real Property in existence.

(f)    From and after the Due Diligence Expiration Date, Seller shall not encumber the Property, or any part thereof, without the prior consent of Buyer (which consent may be given or withheld in Buyer’s sole and absolute discretion).

(g)    Not later than five (5) business days following the Effective Date, Seller shall complete, sign and return to Buyer a Disclosure Certificate in the form attached as Exhibit G to the Leaseback Lease.

15.10    Change in Property.

(a)    In the event all of the Property, or a portion of the Property, is damaged or destroyed prior to the Closing Date, and the cost of to restore or repair such damage or destruction exceeds the Materiality Threshold, then Buyer may (i) terminate this Agreement by delivering written notice of such election to Seller, in which case Escrow Agent shall return the Deposit (less the Independent Contract Consideration) to Buyer and, except for the obligations of Buyer and Seller which expressly survive termination of the Agreement, the parties shall have no further rights or obligations to one another under this Agreement, or (ii) proceed with the Closing, in which case this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein without a reduction in the Purchase Price. If Buyer elects to proceed with the Closing under clause (ii), (x) Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction, and all such proceeds allocable to the Premises described in the Leaseback Lease shall be applied for restoration in accordance with the terms of the Leaseback Lease and (y) Buyer shall receive a credit at Closing in an amount equal to Seller’s deductible under its property insurance policy(ies) covering such damage or destruction and/or amount of any uninsured or underinsured damage or loss.

(b)    If, prior to the Closing Date, any portion of the Real Property or Improvements is taken, or if the access thereto is restricted, by any governmental or quasi-governmental authority under power of eminent domain or otherwise (each, a “Taking”), or if the Real Property or Improvements become subject to a pending, threatened or contemplated Taking which has not been consummated, Seller shall immediately notify Buyer of such fact. In the event of any Taking or pending, threatened or contemplated Taking which, in the case of Buyer, in Buyer’s good faith judgment would materially and adversely affect the value, use or operation of the Real Property or Improvements or would give Seller a right to terminate the Leaseback Lease (following the execution of the Leaseback Lease), then Buyer shall have the option to terminate this Agreement upon written notice to Seller given not later than ten (10) business days after receipt of such notice. In the event of any Taking or pending, threatened or contemplated Taking which, in the case of Seller, in Seller’s good faith judgment would materially and adversely affect Seller’s continued use and operation of the Premises described in and as contemplated by the Leaseback Lease, then Seller shall have the option to terminate this Agreement upon written notice to Buyer given not later than ten (10) business days after Seller’s delivery of such notice to Buyer. If this Agreement is so terminated pursuant to this Section 15.10(b), Escrow Agent shall return the Deposit (less the Independent Contract Consideration) to Buyer and, except for the obligations of Buyer and Seller which expressly survive termination of the Agreement, the parties shall have no further rights or obligations to one another under this Agreement. If neither party timely exercises its option to terminate this Agreement, then the parties shall proceed to Closing pursuant to the terms of this Agreement and without any reduction in the Purchase Price, and upon the Closing Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, all awards for any such Taking, subject to the terms of the Leaseback Lease. Without Buyer’s prior approval, Seller shall take no action with respect to the settlement of any such Taking proceeding unless or until Buyer has notified Seller as to whether or not Buyer intends to terminate this Agreement pursuant to this Section 15.10(b). The provisions of this Section 15.10(b) are intended to supersede any governmental regulations to the contrary, which are hereby waived to the fullest extent allowable by law.

15.11    Counterparts and Effectiveness. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement, and this Agreement shall only be effective if a counterpart is signed by both Seller and Buyer. This Agreement may be executed in so-called “pdf” format, and each party has the right to rely upon a pdf counterpart of this Agreement signed by the other party to the same extent as if such party had received an original counterpart.

15.12    Severability. In the event any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

15.13    Recording. Neither this Agreement nor any memorandum hereof shall be recorded or filed in the Office of the County Recorder of the county in which the Real Property is located, or in any other public records of any jurisdiction, and any attempt to do so may be treated by the other party as a material breach of this Agreement.

15.14    No Third-Party Beneficiaries. Seller and Buyer agree that it is their specific intent that no broker or any other third party shall be a party to or a third-party beneficiary of this Agreement or the escrow; and further that the consent of a broker or other third party shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement. This shall not, however, affect the rights of any party pursuant to a separate agreement.

15.15    1031 Exchange. Seller and/or Buyer may desire to effect a tax-deferred like kind exchange with respect to its sale or purchase, respectively, of the Property (in either case, the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”) and any similar provisions of state or local law. If either party elects to effect an Exchange (the “Exchangor”), then, subject to the terms and provisions of this Section, the other party (the “Non-Exchangor”) shall reasonably cooperate with the Exchangor in effecting the Exchange; provided, however, in no event shall the Non-Exchangor be required to incur any material delays, expenses or risk of ownership, title or conveyance in connection with such cooperation. The Exchange will be structured by the Exchangor at its sole cost and expense such that the Non-Exchangor will have no obligation to acquire or enter into the chain of title to any property other than the Property. The Non-Exchangor’s sole obligation in connection with the Exchange shall be to review and execute certain customary documentation reasonably acceptable to the Non-Exchangor necessary to effectuate the Exchange in accordance with the foregoing and the applicable rules governing such exchanges. The Non-Exchangor shall not by this Agreement or acquiescence to the Exchange have its rights under this Agreement modified or diminished in any material manner or be responsible for compliance with or be deemed to have warranted to the Exchangor that the Exchange in fact complies with Section 1031 of the Code. The Non-Exchangor shall have the right to review and approve any documents to be executed by the Non-Exchangor in connection with the Exchange; provided, such approval shall not be unreasonably withheld, conditioned or delayed. The Non-Exchangor shall have no obligation to execute any documents or to undertake any action by which the Non-Exchangor would or might incur any material liability or obligation not otherwise provided for in the other provisions of this Agreement. Neither the conveyance of title to the Property by the Exchangor’s designated intermediary or any “Qualified Exchange Accommodation Titleholder” (if applicable) nor the Exchange shall amend or modify the representations, warranties and covenants of the Exchangor to the Non-Exchangor under this Agreement or the survival thereof pursuant to this Agreement in any material respect nor shall any such conveyance or Exchange result in a release of the Exchangor with respect to such representations, warranties and/or covenants. At the Exchangor’s election, the Deed and all closing documents with respect to the Property shall run directly between the Non-Exchangor and either the Exchangor or the Exchangor’s designated intermediary or Qualified Exchange Accommodation Titleholder. The Closing shall not be extended as a result of the Exchange. The Exchangor shall indemnify and hold the Non-Exchangor harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees but excluding costs incurred to review the exchange documents) arising from the Exchange (other than what would have been applicable under this Agreement without the Exchange), which indemnification agreement shall expressly survive the Closing. The Exchangor further acknowledges that the Exchange is at the request and initiation of the Exchangor, and the Non-Exchangor in no manner, expressly or implicitly, participated in or offered tax advice or planning to or for the benefit of the Exchangor. The Exchangor is relying solely upon the advice and counsel of professionals of the Exchangor’s choice in structuring, executing and consummating the Exchange. The Non-Exchangor shall have no liability to the Exchangor in the event that the Exchange is not successfully consummated or in the event that the Closing does not occur prior to the deadline for consummation of the Exchange; and, the Closing is not conditioned upon the Exchangor’s ability to consummate the Exchange.

15.16    Omitted.

15.17    Confidentiality. The parties agree that the terms and conditions of this Agreement are confidential and shall not be disclosed to any third parties, except for the parties’ respective principals, employees, agents, affiliates, contractors and consultants (including without limitation attorneys, accountants, and brokers, including loan brokers), lenders and prospective lenders, prospective investors and/or joint venture partners having a legitimate need for the information requested (collectively, “Disclosure Parties”), and except for disclosures required by law or normally provided by Seller in connection with Seller’s regular reporting. In addition, Buyer agrees (a) to keep all studies, reports, test results and other information furnished to or obtained by Buyer in connection with this Agreement confidential and not to disclose or reveal any such matters to any person other than Buyer’s representatives and other Disclosure Parties who are actively and directly participating in the evaluation of the Property, obtaining of financing for the acquisition of the Property or who otherwise need to know the information for purposes of evaluating the Property; and (b) not to use the information for any purpose other than in connection with Buyer evaluation of the Property. The provisions of this Section 15.17 shall survive any termination of this Agreement (other than as a result of Closing hereunder) and shall not be subject to the limitations on remedies of Seller set forth in Section 14.2.

15.18    Construction. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement. References to “Sections” are to Sections of this Agreement, unless otherwise specifically provided. All references made (a) in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, and (b) in the singular or plural shall be deemed to have been made in all such genders, and (c) in the singular or plural shall be deemed to have been made, respectively, in the plural or singular as well.

15.19    Governing Law. This Agreement shall be governed by and construed under the laws of the state in which the Real Property is located, without regard to conflicts of law principles.

[Intentional Page Break — Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SELLER:

SYNAPTICS INCORPORATED,
a Delaware corporation

By:	/s/ Dean Butler
Name:	Dean Butler
Title:	Chief Financial Officer

BUYER:

S B C & D CO., INC.,
a California corporation

By:	/s/ Mark Regoli
Name:	Mark Regoli
Title:	Authorized Signatory

ESCROW AGENT:

FIRST AMERICAN TITLE COMPANY

By:	/s/ Teresa M. Woest
Name:	Teresa M. Woest
Title:	Lead Senior Commercial Escrow Officer

[NOTE: Buyer must also initial Sections 6 (two places), and Seller and Buyer must initial 14.2.]